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                                                                    EXHIBIT 12.1

                                  ADAPTEC, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in thousands)


                                                     1995         1996         1997
                                                   --------     --------     --------
Pre-tax income from continuing operations          $124,537     $137,989     $171,781
                                                   --------     --------     --------
Fixed charges:
   Interest expense                                   1,179          840        2,744
   Rentals - 33%                                        784        1,226        1,881
                                                   --------     --------     --------

      Total fixed charges                             1,963        2,066        4,625
                                                   --------     --------     --------

Earnings before income taxes and fixed charges      126,500      140,055      176,406
                                                   ========     ========     ========
RATIO OF EARNINGS TO FIXED CHARGES                     64.4         67.8         38.1
                                                   ========     ========     ========